================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          FIRST SECURITY CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                          FIRST SECURITY CORPORATION
                             79 South Main Street
                          Salt Lake City, Utah 84111

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                To Be Held Monday, April 27, 1998 at 3:00 P.M.

         Pursuant to the Bylaws of First Security Corporation ("the Company"), we are pleased to invite all of the Company's Shareholders to the Company's Annual Shareholders Meeting, which will be held in the Empire Room of the Joseph Smith Memorial Building located at 15 East South Temple Street, Salt Lake City, Utah on Monday, April 27 1998, at 3:00 p.m. for the following purposes:

     1.  To elect a Board of Directors to serve for the ensuing year;

     2. To consider and vote on the proposed increase in the number of authorized shares of common stock that can be issued by the company, from the present 300,000,000 shares to a new level of 600,000,000 shares.

     3. To transact such other business as may be properly brought before the Annual Meeting or at any adjournment or postponement thereof.

        The close of business on Monday, March 9, 1998, was fixed by the Board of Directors as the Record Date for the determination of the Shareholders entitled to notice of and to vote at the 1998 Annual Meeting. In accordance with Delaware law, a list of the Company's Shareholders entitled to vote at the 1998 Annual Meeting will be available for examination at the offices of the Company, 2nd Floor, 79 South Main Street, Salt Lake City, Utah 84111, for ten business days prior to the Annual Meeting, between the hours of 9:00 a.m. and 5:00 p.m., and during the Annual Meeting.

        The 1998 Annual Meeting is expected to conclude before 4:30 p.m. so that a Board of Directors meeting can be held in the afternoon. We hope you will attend the Annual Meeting.

        Whether or not you expect to attend, please immediately sign and complete the enclosed Proxy Designation and Instruction Card ("Proxy") and return it in the envelope provided so that your shares may be represented at the Annual Meeting. No postage is required if a Proxy is mailed in the United States. If you own both Common Stock and Cumulative Convertible Preferred Stock, please sign and return both Proxies. If a majority of outstanding shares is not present at the Meeting either in person or by proxy, the Meeting must be adjourned without conducting business, and additional expense will be incurred to resolicit the Shareholders for a new Meeting date.

        Sent to you with this Notice and the accompanying Proxy Statement is the Company's 1997 Annual Report to Shareholders, which contains the audited financial statements of the Company and certain other information about the Company and its 1997 operating results.


                                        BY ORDER OF THE BOARD OF DIRECTORS
Dated:  March 18, 1998

                                        /s/ Brad D. Hardy

                                        BRAD D. HARDY
                                        Executive Vice President, General
                                        Counsel and Secretary of the Company

                                     First
                                   Security

                                PROXY STATEMENT

                                March 18, 1998

                                TABLE OF CONTENTS
                                -----------------
                                                                                                                       Page
                                                                                                                       ----
GENERAL INFORMATION FOR SHAREHOLDERS..................................................................................... 1
LAST YEAR'S (April 21, 1997) ANNUAL MEETING.............................................................................. 3
INDEPENDENT AUDITORS..................................................................................................... 3
MANAGEMENT OF THE COMPANY................................................................................................ 3
         Board of Directors.............................................................................................. 3
         Executive Officers.............................................................................................. 4
COMPENSATION OF MANAGEMENT............................................................................................... 6
         Director Compensation........................................................................................... 6
         Summary of Compensation To Certain Executive Officers........................................................... 8
         Company Contributions to Employee Savings
         Plan and Salary Deferral Agreements............................................................................. 9
         Stock Options and Similar Awards to Management.................................................................. 9
         Retirement Benefits.............................................................................................11
         Compensation Committee Report on Executive Compensation.........................................................11
         Compensation Committee Interlocks and Insider Participation.....................................................14
CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS...................................................................14
         Directors' and Officers' Liability Insurance....................................................................14
         Credit Extensions...............................................................................................14
         Compliance with Section 16 Reporting Obligations................................................................15
         Employment Agreements...........................................................................................15
PRINCIPAL SHAREHOLDERS...................................................................................................15
COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK....................................................................16
PROPOSALS FOR SHAREHOLDER ACTION.........................................................................................17
         Item No. 1:  Election of Directors..............................................................................17
         Item No. 2:  Proposed Increase in the Number of Authorized Shares of Common Stock...............................20
OTHER BUSINESS...........................................................................................................21
DEADLINE FOR SHAREHOLDER PROPOSALS.......................................................................................21



GENERAL INFORMATION FOR SHAREHOLDERS

         This Proxy Statement is furnished to its Shareholders by First Security Corporation, a Delaware corporation (hereinafter called the "Company"), in connection with the solicitation by the current Board of Directors of proxies for use at the Annual Meeting of Shareholders to be held in the Empire Room of the Joseph Smith Memorial Building at 15 East South Temple Street, Salt Lake City, Utah, on Monday, April 27, 1998 at 3:00 p.m., and at any and all adjournments thereof.

         A Proxy Designation and Instruction Card ("Proxy" "or Proxy Card") for your use in connection with the Annual Meeting is enclosed. If you own both Common Stock and Cumulative Convertible Preferred Stock, you should have received two Proxy Cards and you are requested to date and sign both of these Proxy Cards, and return them in the envelope provided.

Voting Securities

     The Board of Directors has fixed the close of business on March 9, 1998 as the Record Date for determination of Shareholders entitled to notice of and to vote at the 1998 Annual Meeting (the "Record Date"). As of the Record Date, there were issued and outstanding 175,989,544 shares of Common Stock and 9,508 shares of $3.15 Series "A" Cumulative Convertible Preferred Stock ("Preferred Stock"). The holders of record of the shares of the

Company's Common Stock and of shares of the Company's Preferred Stock on the Record Date entitled to be voted at the Annual Meeting are entitled to cast one vote per share on each matter submitted to a vote at the Annual Meeting. All numbers of shares and all other share-related numbers used in this Proxy Statement reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

     As of August 28, 1989, the Company adopted a Shareholder Rights Agreement ("the Plan") and the Board of Directors of the Company on that date (a) declared a dividend of one "Right" for each share of Common Stock held of record as of the close of business on September 8, 1989, and (b) authorized the issuance of one Right to attach to each share of Common Stock issued after September 8, 1989, and prior to the occurrence of certain events described in the Plan. Each Right entitles the registered holder to purchase from the Company a unit consisting of one-thousandth of a share of Junior Series B Preferred Stock at a purchase price of $13.17 per unit. The Rights are attached to all Common Stock certificates that were outstanding on September 8, 1989, or have been issued since that date, and no separate Rights Certificates have been or will be distributed until the occurrence of certain events described in the Rights Agreement. Until such separation, no Right may be exercised or traded separately from the Common Stock certificate to which it is attached. Following separation, the Rights may, depending upon the occurrence of certain events described in the Rights Agreement, entitle the holders thereof to either purchase or receive additional shares of Common Stock. The Rights will expire at the close of business on August 28, 1999, unless earlier redeemed by the Company in accordance with the terms of the Plan.

Proxies

     Shares of Preferred Stock and Common Stock which are entitled to be voted at the Annual Meeting and which are represented by properly executed Proxies will be voted in accordance with the instructions indicated on such Proxies. If no instructions are indicated, such shares will be voted FOR the election of each of the Director nominees; and, in the discretion of the designated Proxy holders, as to any other matters that may properly come before the Annual Meeting.

     Any Shareholder signing and delivering a Proxy has the power to revoke it at any time before the vote at the Annual Meeting (a) by notifying the Secretary of the Company in writing prior to 3:00 p.m. Mountain Time on April 27, 1998,
(b) by signing and dating a later Proxy and submitting the new Proxy in time to be counted for the Annual Meeting, or (c) by attending the Annual Meeting and voting contrary to the submitted Proxy at the time votes are requested.

     A Shareholder may designate someone other than the designated person(s) named on the Proxy Card as the authorized agent to vote at the 1998 Annual Meeting by crossing out the names of all of the designated person(s) printed on the Proxy Card and by writing in the name of another person or persons (not more than two) to act as agent for the Shareholder in voting the shares. Such a special designation signed by the Shareholder(s) must be presented at the Annual Meeting by the person or persons specially designated on the Proxy Card.

     For Shareholders participating in the Dividend Reinvestment Plan offered by the Company, the Plan will vote all shares of First Security Common Stock that it holds for a participant's account in accordance with the Proxy Card returned by the participant with respect to the shares of Common Stock that the participant holds of record. If a participant in the Dividend Reinvestment Plan fails to sign and return a Proxy Card, the participant's shares held in the Plan will not be voted at all, nor will they be considered present at the 1998 Annual Meeting.

     The cost of preparing, assembling and mailing this Proxy Statement and related materials will be borne by the Company. The solicitation of Proxies by the Directors is being made by mail, and may also be made by agents of the Company, in person, by telephone, or by mail. No additional compensation will be given to employees or Directors for such solicitation. Non-employee agents may be retained to assist in the Proxy solicitation process at a cost to the Company, if any, not expected to exceed $30,000. Custodians of securities held for Shareholders of record (for example, banks, brokers, etc.) may be paid their reasonable out-of-pocket expenses incurred in forwarding Proxy Cards and this Proxy Statement to Shareholders.

     This Proxy Statement and the enclosed form of Proxy are being mailed to Shareholders beginning on March 16, 1998. Mailed together with this Proxy Statement is a copy of the Company's 1997 Annual Report to Shareholders. Shareholders who do not receive a copy of the 1997 Annual Report with this Proxy Statement, or who desire extra copies, should contact the Company at (801) 246-5048.

Votes Required For Action to be Taken at the 1998 Annual Meeting

     A majority of the share votes entitled to be cast at the Annual Meeting (legal ownership of outstanding shares as of the Record Date) must be present in person or by proxy for a quorum to exist at the Annual Meeting. Abstentions and broker non-votes are counted "present" for determining the presence or absence of a quorum for the transaction of business.

     In the election of Directors, the twenty (20) nominees receiving the highest number of votes cast in their favor will be elected as the Board of Directors of the Company for the 1998-99 period until the 1999 Annual Shareholders Meeting. Accordingly, abstentions and broker non-votes will not affect the outcome of the election of Directors. In voting on the proposed amendment to the certificate of incorporation to increase the number of authorized common shares, a majority of the shareholders present at the meeting must vote in favor of the plan. Abstentions and broker non-votes will have the effect of a "no" vote.

     Holders of shares of Preferred Stock and Common Stock are entitled to one vote at the Annual Meeting for each share held of record at the Record Date.

LAST YEAR'S (April 21, 1997) ANNUAL MEETING

     The 1997 Annual Meeting of the Shareholders was held on April 21, 1997 in Salt Lake City, Utah. There were 140,380,910 shares of Common Stock and 5,717 shares of Preferred Stock represented at the 1997 Annual Meeting in person or by proxy, which shares constituted a legal quorum. Each of the nominees to the Board of Directors presented to the 1997 Annual Meeting was voted upon separately, and each was elected by the affirmative vote of more than 99% of the shares present and voting. The second proposal for shareholder action set out in last year's Proxy Statement was also approved by the vote of more than 92% of the shares present and voting at the 1997 Annual Meeting.

INDEPENDENT AUDITORS

     The Board of Directors has appointed Deloitte & Touche as the independent auditors to examine the accounts of the Company and its subsidiaries for the 1998 calendar year. This firm or a predecessor firm has audited the Company's accounts since at least 1940 and is one of the largest and best-known firms of independent certified public accountants. Deloitte & Touche rotates its personnel assigned to First Security Corporation at least once every seven years, with assignments beyond three years of supervising partners responsible for the First Security Corporation engagement reviewed and approved in advance by the Audit Committee. A partner of Deloitte & Touche will be in attendance at the 1998 Annual Meeting to make a statement on behalf of the firm if he so desires and to answer appropriate questions, if any, from Shareholders.

MANAGEMENT OF THE COMPANY

Board of Directors

     The business of the Company is managed under the direction of its Board of Directors. The Board has responsibility for establishing broad corporate policies, for the overall performance of the Company and for the election and compensation of officers of the Company. It is not, however, involved in managing the Company and its operating units on a day-to-day basis. The Board is kept advised of the Company's operations and results through regular written reports from, and discussions with, the Chairman, the President, the Chief Financial Officer and other executive officers of the Company.

     The Board of Directors meets regularly during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when one or more important matters requires Board action between scheduled meetings. Executive officers responsible for significant operations or supervisory activities are frequently invited to meet with the Board of Directors to discuss their areas of responsibility.

     As disclosed to the Company, at year end the current Directors of the company (including the new nominees to be voted on for the first time at the 1998 Annual Meeting) beneficially owned as a group 18,109,653 shares, or approximately 10.29% of the Company's outstanding Common Stock, including 2,627,713 option shares exercisable within 60 days but which were unexercised, and including 758 shares beneficially owned by Dr. Chase Peterson, the Company's only Honorary Director. All numbers of shares and all other share-related numbers used in this Proxy statement reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

     The Board of Directors held four (4) meetings during 1997. All Directors attended all of the Board meetings except Messrs. Evans and Parker, and Mrs. Huntsman, who each attended three (3) of the meetings, and Mr. Maloof, who attended two (2) of the meetings.

     The Executive Committee of the Board of Directors exercises the powers of the Board in the management of the business and affairs of the Company between Board of Directors' meetings or when the Board could not reasonably or timely be convened. The Executive Committee keeps regular minutes of its meetings and reports to the Board of Directors at the regular meetings of the Board. The Executive Committee met twelve (12) times during 1997. Messrs. Beardall, Brady, Eccles and Heiner attended all of the meetings; Messrs. Dee and Evans attended eleven; and Mr. Parker attended eight.

     The Audit Committee of the Board, which met four (4) times during 1997, reports to the Board of Directors with respect to various auditing and accounting matters, the scope of audit procedures, the performance of the internal auditors and examiners, and accounting and compliance practices of the Company. All members of the Audit Committee attended all of the scheduled meetings, except Mr. Parker who attended three (3) of the meetings.

     The Compensation Committee administers the various incentive award and equity plans of the Company on behalf of the Board of Directors. The Compensation Committee also determines compensation for the Executive Officers of the Company who serve on the Management Committee (Messrs. Caughlin, Eccles, Evans, Hardy, Howell, McMurray, Nelson and Ulbrich). The Compensation Committee met two (2) times during 1997. All members of the Committee attended both meetings.

     The Nominating Committee selects and nominates candidates to fill vacancies on the Board of Directors and proposes these nominees to the Board of Directors and to the Shareholders. This Committee is willing to consider nominees for future election to the Board of Directors, and Shareholders may submit in writing the names and qualifications of proposed nominees to the Secretary of the Company. The Nominating Committee meets as needed. The membership in the Nominating Committee is the same as for the Executive Committee. The Nominating Committee met for the first time on January 21, 1997. All members of the Nominating Committee attended the meeting, except Mr. Parker.

     Honorary Directors are provided information about the Company on the same basis as regular Directors, and are invited to meetings of the Board of Directors, although Honorary Directors do not vote on any matter before the Board. Currently Dr. Chase N. Peterson is serving as Honorary Director of the Company. He beneficially owned 758 shares of the Company's Common Stock at year-end 1997.

Executive Officers

     Set forth on Table 1, below, are the names, ages, primary areas of responsibility, and economic and beneficial stock ownership (as of December 31, 1997) of the Company's Executive Officers except Messrs. Eccles (Chairman and Chief Executive Officer) and Evans (President and Chief Operating Officer), whose biographical and share ownership information is found with the other Director nominees later in this Proxy Statement. Executive Officers serve at the pleasure of the Board of Directors, although as disclosed later in this Proxy Statement, certain Executive Officers have entered into agreements governing the termination of their employment with the Company.

                                     Table 1
                Executive Officers of First Security Corporation
                ------------------------------------------------

     All numbers of shares and all other share-related numbers used in this Proxy statement reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

Jay S. Bachman, 48, is a Senior Vice President of the Company. Previously Mr. Bachman held the title of Treasurer. At year-end 1997, Mr. Bachman was the beneficial owner of 40,521 shares of Common Stock, including 31,060 option shares exercisable within 60 days, but not yet exercised, 4,232 shares held in his account in the Company's Incentive Savings Plan, and 504 stock equivalency units/1/ held in his deferred compensation account.

Michael S. Caughlin, 45, is Executive Vice President-Technology and Processing Services of the Company, member of the Company's Management Committee and is a Director of First Security Bank, N.A. At year-end 1997, Mr. Caughlin beneficially owned 78,312 shares of Common Stock, including 46,216 option shares exercisable within 60 days, but not yet exercised, and 7,262 shares held in his account in the Company's Incentive Savings Plan.

David R. Golden, 41, is Executive Vice President of Risk Management of the Company. Previously, Mr. Golden was a Vice President and Manager of Administration of First Security Bank of Utah, N.A. At year-end 1997, Mr. Golden beneficially owned 8,073 shares of Common Stock, including 4,500 option shares exercisable within 60 days, but not yet exercised, and 3,573 shares held by him in the Company's Incentive Savings Plan.

Brad D. Hardy, 44, is Executive Vice President-Corporate Services, General Counsel, Secretary of the Company, member of the Company's Management Committee and a Director of First Security Bank, N.A. Previously, Mr. Hardy was a Shareholder and Director of Ray, Quinney & Nebeker (law firm). At year-end 1997, Mr. Hardy beneficially owned 67,344 shares of Common Stock, including 64,998 option shares exercisable within 60 days, but not yet exercised, 276 shares held by him in the Company's Incentive Savings Plan, and 1,395 stock equivalency units1 held in his deferred compensation account. This number of shares is approximately 0.04% of the total outstanding shares of Common Stock at the Record Date.

Mark D. Howell, 45, is Executive Vice President-Business Banking Services of the Company, member of the Company's Management Committee and a Director of First Security Bank, N.A. At year-end 1997, Mr. Howell beneficially owned 151,329 shares of Common Stock, including 140,315 option shares exercisable within 60 days, but not yet exercised, 5,006 shares held in his account in the Company's Incentive Savings Plan, and 614 stock equivalency units/1/ held in his deferred compensation account. These share numbers do not include 40,324 shares of the Company's Common Stock held by a revocable trust as to which Mr. Howell is a named beneficiary upon the death of the currently living trustor, and as to which Mr. Howell disclaims any beneficial interest.

Kelly K. Matthews, 53, is Executive Vice President (Economist). At year-end 1997, Dr. Matthews was the beneficial owner of 98,672 shares of Common Stock, including 31,070 option shares exercisable within 60 days, but not yet exercised, and 28,295 shares held in his account in the Company's Incentive Savings Plan.

J. Patrick McMurray, 49, is Executive Vice President-Community Banking Services of the Company, and also serves as President of First Security Bank, N.A., as Chairman of First Security Bank of Nevada, and as a member of the Company's Management Committee. At year-end 1997, he was the beneficial owner of 385,986 shares of Common Stock, including 324,629 option shares exercisable within sixty days, but not yet exercised, and 28,835 shares held in his account in the Company's Incentive Savings Plan. This number of shares is approximately 0.22% of the total outstanding shares of Common Stock at the Record Date.

L. Scott Nelson, 59, is Executive Vice President-Retail Lending Services of the Company, and also serves as Chairman of First Security Bank, N.A. and of First Security Bank of New Mexico, N.A., and as a member of the Company's Management Committee. At year-end 1997, he was the beneficial owner of 629,610 shares of Common Stock including certain shares held by Mr. Nelson's spouse in her own name, including

596,539 option shares exercisable within 60 days, but not yet exercised, and 11,748 shares held in his account in the Company's Incentive Savings Plan. This total number of shares is approximately 0.36% of the total outstanding shares of Common Stock at the Record Date.

Leslie F. Paskett, 53, is Senior Vice President and Comptroller. At year-end 1997, he was the beneficial owner of 74,840 shares of Common Stock, including 62,078 option shares exercisable within 60 days, but not yet exercised, 8,171 shares held in his account in the Company's Incentive Savings Plan, and 212 stock equivalency units/1/ held in his deferred compensation account.

Dennis G. Reeves, 58, is Senior Vice President and Chief Auditor of the Company. At year-end 1997, Mr. Reeves was the beneficial owner of 19,695 shares of Common Stock, including 16,866 option shares exercisable within 60 days, but not yet exercised, 1,311 shares held in his account in the Company's Incentive Savings Plan, and 168 stock equivalency units/1/ held in his deferred compensation account.

Scott C. Ulbrich, 43, is Executive Vice President-Finance and Capital Markets, Chief Financial Officer of the Company, member of the Company's Management Committee and is a Director and Cashier of First Security Bank N.A. At year-end 1997, he was the beneficial owner of 203,257 shares of Common Stock, including 189,569 option shares exercisable within 60 days, but not yet exercised, and 2,159 shares held in his account in the Company's Incentive Savings Plan. This number of shares represents 0.12% of the total outstanding shares of Common Stock at the Record Date.

Alonzo W. Watson, Jr., 75, is Assistant Secretary of the Company, and a shareholder and Director of Ray, Quinney & Nebeker (law firm). At year-end 1997, he was the beneficial owner of 4,988 shares of Common Stock, which does not include 709,267 shares as to which Mr. Watson holds voting and investment power as Personal Representative of the Estate of Mrs. George S. Eccles; does not include 3,523,807 shares held by the George S. and Dolores Dore Eccles Foundation, of which Mr. Watson is a director; does not include 205,030 shares held by the Marriner S. Eccles Charitable Trust, of which Mr. Watson is an Advisory Director; and does not include 499,500 shares of the Company's Common Stock owned by the Nora Eccles Treadwell Foundation, as to which Mr. Watson serves as a Director and disclaims beneficial ownership; but does include certain shares held by Mr. Watson's spouse in her own name.

David R. Wilson, 58, is an Executive Vice President-Capital Markets and Treasury operations, and is President of First Security Capital Markets Inc. At year-end 1997, he was the beneficial owner of 99,564 shares of Common Stock, including 86,551 option shares exercisable within 60 days, but not yet exercised, 8,097 shares held in his account in the Company's Incentive Savings Plan and 1,514 stock equivalency units/1/ held in his deferred compensation account.

Chester A. Wood, Jr., 49, is Senior Vice President-Portfolio and Treasury Management, and is a senior executive officer of First Security Capital Markets Inc. At year-end 1997, Mr. Wood was the beneficial owner of 30,859 shares of Common Stock, including 27,153 option shares exercisable within 60 days, but not yet exercised, 1,179 shares held in his account in the Company's Incentive Savings Plan, and 2,527 stock equivalency units/1/ held in his deferred compensation account.

     Based on their disclosed share holdings at December 31, 1997, all of the Company's Executive Officers as a group sixteen (16) persons, including Messrs. Eccles and Evans, whose stock holdings are described in the Election of Directors section, below), beneficially owned a total of 9,327,280 shares, or approximately 5.30%, of the Company's Common Stock (including 4,171,632 shares subject to unexercised options exercisable within 60 days), 194,266 shares held in accounts in the Company's Incentive Savings Plan, 6,934 stock equivalency units held in their deferred compensation account, and 63 shares, or approximately 0.66% of the Company's Preferred Stock.

     /1/ Stock equivalency units will always be settled in cash and do not represent voting securities.

COMPENSATION OF MANAGEMENT

Director Compensation

     Cash Compensation. During 1997, a cash retainer of $12,000 was paid to each Director, as well as a $1,000 fee for attendance at each meeting of the Board of Directors (or a fee of $300 for each scheduled meeting not attended). Director compensation is paid in four quarterly installments in arrears to those Directors who do not defer their compensation, as described below, but the full amount of the retainer is paid in advance at the start of the year for those Directors who defer their compensation as described below. Messrs. Eccles and Evans do not receive the annual retainer, but they are paid the per meeting fees. The Bylaws permit payment of Directors' expenses incurred in travelling to and attending Board of Directors' meetings.

     Directors of the Company who are not Executive Officers may enter into a compensation deferral agreement with the Company whereby the payment of retainers and fees otherwise receivable by a Director for service as a Director may be deferred and held in an account for the benefit of the Director. The Director may choose whether this deferred compensation will be invested in stock equivalency units or earn interest at a predetermined rate. A Director selecting stock equivalency units will be credited with that number of stock equivalency units equal to the result of dividing the total amount of deferred compensation in the Director's account on the Annual Evaluation Date (usually May 1) by the market price of the Company's Common Stock on that date. Moreover, additions are made to the Director's account to represent the value of dividends that otherwise would be paid on the stock equivalent units if they were actual shares of common stock. A Director electing to earn interest only will have interest added annually on the Valuation Date at a rate equal to the Company's cost of funds for the applicable period. Directors may choose a lump sum cash distribution upon retirement from the Board of Directors or a periodic distribution program which could involve up to ten annual cash payment installments. Amounts remaining in a Director's deferral account during any term of periodic distributions will continue to be revalued annually.

     Additional per meeting fees of $1,000 were paid in 1997 to Directors who were members of the Audit Committee and the Compensation Committee, with the Chairmen of these committees being paid an annual retainer of $2,000 in addition to the per meeting fees. Directors who were members of the Executive Committee and who are not Executive Officers of the Company were paid an additional fee of $15,000 annually. Committee members who do not attend a meeting receive no compensation for the missed committee meeting. These additional fees for Directors' committee service may be deferred in the same manner (discussed above) as are regular Directors' fees.

     Honorary Directors are paid $1,000 per Board of Directors' Meeting that they attend and $300 per Directors' Meeting not attended.

     Director Stock Options. Each Non-Employee Director elected at the 1995 Annual Shareholders Meeting was granted, as of May 1, 1995, an Option to purchase 3,000 shares of the Company's common stock. Thereafter, on May 1 immediately following the date as of which a new Non-Employee Director is first elected to the Board of Directors, such new Non-Employee Director will be granted an Option to purchase a number of shares of Company Common Stock which corresponds to the remaining vesting period for any pre-existing as yet unvested Director Options. If a Non-Employee Director remains a Director through the three-year vesting period of an Option, that Director automatically will be granted another Option to purchase an additional 3,000 shares of Company common stock vesting over another three year period.

     Each Option vests 33 1/3% (normally 1,000 shares as adjusted for stock dividends) per year over a vesting term of three (3) years from the date of grant. Persons who are first elected as a Non-Employee Director after the beginning of a three (3) year vesting period for Options granted to pre-existing Non-Employee Directors will receive an Option for fewer shares and with a shortened vesting schedule to coincide with the operation of the then pending three (3) year vesting period applicable to the pre-existing Non-Employee Directors' Options.

     The term of each Option is ten years from the date the Option is granted, subject to earlier termination under specified circumstances. Options become immediately exercisable in full for their full term upon (i) the death or disability of the Director, or (ii) the liquidation, dissolution, merger, consolidation or reorganization of the Company. Upon a Director's retirement from the Board of Directors or an unsuccessful attempt by a Director to win re-election to the Board, the Director's Options will be honored strictly according to their terms.

     Once vested, lifetime transfers of Options are allowed, subject to approval of legal counsel to the Company; Options are transferred by will or laws of descent and distribution.

     The exercise price per share of an Option will be equal to the fair market value per share of Common Stock on the Grant Date. The fair market value per share of Common Stock on any date is equal to the Last Sale price per share of the Company's Common Stock as reported on the NASDAQ National Market System on the date immediately preceding such date or, in the event such immediately preceding date is not a day on which the NASDAQ National Market System is operating, the next previous date on which the NASDAQ National Market System was operating.

Summary of Compensation to Certain Executive Officers

     Set out in Table 2, below, is a Summary Compensation Table showing the various elements of compensation earned during 1997 and during the previous two years by the Company's Chief Executive Officer and the next five highest paid Executive Officers (whose compensation for each year was determined for this purpose on the same basis as for the Chief Executive Officer):

     All numbers of shares and all other share-related numbers used in this Proxy statement reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

                                     Table 2
                           Summary Compensation Table

                                   =================================================================================================
                                                                              Long-Term Compensation              All Other
                                            Annual Compensation                       Awards                  Compensation/4/ ($)
====================================================================================================================================
                                                                              Restricted
                                                                                Stock        Options/
Name and                                         Salary/1/     Bonus/2/        Award(s)       SARs/3/
Principal Position                    Year         ($)          ($)              ($)           (#)
------------------------------------------------------------------------------------------------------------------------------------

   Spencer F. Eccles,                 1997       550,015      218,858            -0-          106,704               8,655
   Chairman and Chief                 1996       539,215      165,105            -0-          152,496              12,057
   Executive Officer                  1995       543,715      162,785            -0-              -0-              33,437

   Morgan J. Evans, President         1997       435,301      133,563            -0-           84,240              19,532
   and Chief Operating Officer        1996       409,451      102,259            -0-          107,856              19,890
                                      1995       382,901       98,724            -0-              -0-              29,679

   L. Scott Nelson,                   1997       320,206       98,751            -0-           61,632              15,665
   Executive Vice President-          1996       308,456       96,582            -0-           58,896              15,318
   Retail Lending Services            1995       297,006       99,438            -0-              -0-              15,496

   J. Patrick McMurray,               1997       278,917       85,944            -0-           61,632              15,344
   Executive Vice President-          1996       266,117       79,816            -0-           42,336              20,251
   Community Banking Services         1995       251,417       68,665            -0-              -0-              13,654

   Brad D. Hardy,                     1997       219,450       74,379            -0-           61,632              12,817
   Executive Vice President-          1996       204,250       77,554            -0-           31,680               7,501
   Corporate Services, and            1995        95,000       43,783            -0-           33,750               2,855
   General Counsel

   Scott C. Ulbrich,                  1997       219,450       74,679            -0-           61,632              12,513
   Executive Vice President-          1996       204,260       72,103            -0-           31,680               9,642
   Finance and Capital                1995       190,010       69,765            -0-              -0-               7,884
   Markets, and Chief
   Financial Officer

====================================================================================================================================


/1/ Includes Director's Fees paid by the Company or its affiliates, if applicable.

/2/ Bonuses are listed in the year earned and normally accrued, although such bonuses may be paid in the following year. Stock bonuses are valued at the market value on the date of receipt.

/3/ The Company has never issued SARs to Executive Officers.

/4/ Amounts shown include premiums paid on insurance policies, contributions by the Company to the account of each of the named Executive Officers in the First Security Incentive Savings Plan, a 401(k) plan open to all full time employees of the Company, and contributions made by the Company to the deferred compensation accounts of these Executive Officers under a program open to all Executive Officers of the Company.

Company Contributions to Employee Savings Plan and Salary Deferral Agreements

     Executive Officers, together with all full time employees of the Company, are permitted to participate in the Incentive Savings Plan, whereby a portion of an employee's compensation may be contributed on a pre-tax basis to an investment account in the employee's name, and that account can be invested at the direction of the employee into one of several investment funds, including a First Security Stock Fund composed of the Company's common stock and other Company securities. The Company contributes an amount equal to 50% of the participating employee's contribution to the plan, up to a maximum of 3% of compensation. The employer contribution is separately invested for the employee's benefit in an Employee Stock Ownership Plan (ESOP) which is a part of the Incentive Savings Plan.

     Executive Officers also may enter into a compensation deferral agreement with the Company, separate and apart from the Incentive Savings Plan described above, whereby compensation otherwise receivable for service as an Executive Officer may be deferred and held in an account for the benefit of the Executive Officer. The Company will match 50% of the Executive Officer's annual deferred amount up to a maximum of 3% of total compensation, and will add this amount to the Executive Officer's deferral account (less any employer contribution to the Executive Officer's Incentive Savings Plan). The Executive Officer may choose whether this deferred compensation will be invested in stock equivalency units or earn interest at a predetermined rate. An Executive Officer selecting stock equivalency units will be credited with that number of stock equivalency units equal to the result of dividing the total amount of deferred compensation on the Quarterly Evaluation Date (last day of each quarter) by the market price of the Company's Common Stock on that date. Moreover, additions are made to the Executive Officer's account to represent the value of dividends that otherwise would be paid on the stock equivalency units if they were actual shares of stock. An Executive Officer electing to earn interest will have interest added quarterly on the Valuation Date (last day of the quarter) at a rate equal to the yield on ten (10) year Treasury securities plus 1%. Treasury yields will be measured as the average monthly yield each December, March, June and September, as published by the Federal Reserve. Such rate shall be effective for the quarter commencing three months later. Executive Officers using this deferred compensation option may choose a lump sum distribution upon death, disability or retirement, or in quarterly or annual installments over a period of up to twenty
(20) years. Amounts remaining in a deferral account during any term of periodic distributions will continue to be revalued quarterly. No switching between the stock equivalency units and the interest rate option will be permitted. All payouts to employees will be in cash. At December 31, 1997, the named Executive Officers had the following balances in their deferred income accounts: Mr. Eccles, $0; Mr. Evans, $560,339; Mr. Nelson, $123,024; Mr. McMurray, $79,895;
Mr. Hardy, $114,455; and Mr. Ulbrich, $87,269.

Stock Options and Similar Awards To Management

       The following two tables provide information concerning the stock options and similar awards provided to the Executive Officers listed in Table 2 during 1997 (Table 3) and exercises of stock options and similar awards by these listed Executive Officers during 1997 (Table 4):

                             (see tables next page)

     All numbers of shares and all other share-related numbers used in this Proxy statement reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.
                                     Table 3
             Option Grants To Certain Executive Officers During 1997

========================================================================================================================
                                                    Individual Grants
========================================================================================================================
                                                         % of
                                                         Total                                             Black-
                                                     Options/SARs                                          Scholes
                                Options/SARs          Granted to        Exercise                           Method
                                   Granted           All Employees     Base Price      Expiration           Grant
             Name                   (#)/1/          in Fiscal Year       ($/Sh)/2/        Date          Date Value/3/($)
------------------------------------------------------------------------------------------------------------------------
     Spencer F. Eccles             106,704                7.2             14.39         01/27/07           582,604

     Morgan J. Evans                84,240                5.6             14.39         01/27/07           459,950

     L. Scott Nelson                61,632                4.1             14.39         01/27/07           336,511

     J. Patrick McMurray            61,632                4.1             14.39         01/27/07           336,511

     Brad D. Hardy                  61,632                4.1             14.39         01/27/07           336,511

     Scott C. Ulbrich               61,632                4.1             14.39         01/27/07           336,511
========================================================================================================================

/1/ The Company has never issued SARs to Executive Officers. Options granted in
    1997 vest in four equal increments on January 15 of 1998, 1999, 2000 and 2001.

/2/ The 1997 Options were awarded by the Compensation Committee on January 27,
    1997. The exercise price is the "last sale" price quotation for the Company's common stock on the last business day prior to the date of grant.

/3/ The Black-Scholes model assumes (a) stock volatility of 0.3727; (b) a risk-free interest rate of 6.56%; (c) a dividend yield of 3.4%; (d) a full 10-year term; and (e) no discount for the risk of forfeiture or restrictions on transferability.


                                     Table 4
           Options Exercised by Certain Executive Officers During 1997
                           and Year-End Options Values

============================================================================================================================
                                                                                                 Value of Unexercised
                                                                   Unexercised                In-the-Money Share Options
                                                                   Share Options                    as of 12/31/97
============================================================================================================================
                             Shares
                            Acquired
                               on         Value Realized     Exercisable    Unexercisable     Exercisable    Unexercisable
           Name           Exercise (#)          ($)              (#)             (#)             ($)              ($)
----------------------------------------------------------------------------------------------------------------------------
   Spencer F. Eccles          160,607          2,548,426      1,739,780        362,448        40,217,926        6,175,660
   Morgan J. Evans             71,153            804,086        550,873        239,652        12,091,977        3,961,981
   L. Scott Nelson             88,846          1,201,094        524,286        167,148        11,799,047        2,800,327
   J. Patrick McMurray              0                  0        261,970        146,790         5,642,950        2,439,142
   Brad D. Hardy                    0                  0         41,670         85,392           788,247        1,211,924
   Scott C. Ulbrich            15,187            182,875        144,965        116,226         3,115,190        1,847,025
============================================================================================================================

     Stock options are awarded to key employees, including the named Executive Officers, upon recommendation of the Compensation Committee under the First Security Comprehensive Management Incentive Plan ("CMIP"). Under this plan, the Company may grant key employees bonus shares of common stock, stock options, stock appreciation rights, and other equity-based incentive awards. This plan is geared to creating a unity of interest between management and the Shareholders in looking toward maximizing the share price of the Company's common stock. The grant of options and bonus shares is also a key element of the Company's compensation policy for its senior managers. (See "Compensation Committee Report on Executive Compensation" below.)

     Under the CMIP, shares of Restricted Stock may be granted to employees of the Company and its subsidiaries, including the six (6) Executive Officers named in Table 2, above. Shares of Restricted Stock have been awarded to Executive Officers of the Company in the past under the CMIP and its predecessor plans, but no Restricted Stock awards were made in 1997.

Retirement Benefits

     The Company provides a Retirement Plan to its employees, including Executive Officers, that is funded by the Company. The Company also maintains an ERISA Excess Plan which provides for payment to highly paid executive officers and their beneficiaries of that portion of otherwise payable benefits under the terms of the Retirement Plan that cannot be paid by the Retirement Plan because of benefit restrictions imposed on the Retirement Plan by Section 415 of the Internal Revenue Code. Executive Officers also have benefits available under a Supplemental Executive Retirement Plan that provides for the payment of a competitive level of retirement income to certain key managers in order to attract, retain and motivate qualified Executive Officers.

     Table 5, below, illustrates the estimated annual retirement benefits payable to the Executive Officers listed in Table 2, above, under all applicable retirement plans based on various assumptions of final compensation levels and service years upon which retirement benefits are based:

                                   Table 5
                              Pension Plan Table
             =====================================================
                 Final                                 24 or More
                Average      15 Years      20 Years       Years
               Earnings     of Service    of Service   of Service
             -----------------------------------------------------
               $150,000     $ 56,250     $  75,000    $  90,000
                200,000       75,000       100,000      120,000
                225,000       84,375       112,500      135,000
                250,000       93,750       125,000      150,000
                300,000      112,500       150,000      180,000
                400,000      150,000       200,000      240,000
                450,000      168,750       225,000      270,000
                500,000      187,500       250,000      300,000
                600,000      225,000       300,000      360,000
                750,000      281,250       375,000      450,000
             =====================================================

     The estimated retirement benefits shown in Table 5 are subject to reduction for Social Security payments received by the retiree and income from accumulated employer contributions to the Incentive Savings Plan. These benefits are computed on a joint survivor annuity basis.

     Compensation to Executive Officers for 1997 included in the earnings base for the purpose of calculating total retirement benefits as shown in Table 5 is equal to the three year final average salary including bonus. If they remain employed until the age of 65, the years of credited service for the six named Executive Officers in Table 2 will be as follows: 38 years for Mr. Eccles, 39 years for Mr. Evans, 34 years for Mr. Nelson, 42 years for Mr. McMurray, 23 years for Mr. Hardy, and 35 years for Mr. Ulbrich.

Compensation Committee Report on Executive Compensation

     The Compensation Committee of the Board of Directors currently consists of four Non-Employee Directors. The Committee meets one or more times annually to review and determine matters pertaining to the compensation of the Executive Officers of the Company who are members of the Company's Management Committee, including the six named officers in Table 2, above. The Committee met on December 16, 1997 and January 26, 1998 to discuss and adopt resolutions affecting base salary and both short-term and long-term incentive compensation for these Executive Officers.

To the Shareholders of First Security Corporation:

     The Compensation Committee annually reviews the elements of compensation for the Executive Officers of the Company who are members of the Company's Management Committee, and sets the level of compensation for these Executive Officers. The Committee is provided with detailed information and proposals from independent compensation consultants as well as from internal compensation specialists. The Committee's decisions are made within the context of a uniform structure and set of compensation principles which apply to all of the Company's executives, including the Executive Officers subject to the Committee's review.

     Chief among these principles is that First Security will provide total compensation opportunities that are competitive with those provided by comparable financial institutions and commensurate with First Security's overall performance. The three main elements of the compensation package are base salary, short-term (annual) incentives, and long-term incentives. Total compensation for Executive Officers can be described as consisting of an average or below-average base salary, an average annual cash incentive opportunity based on performance, and an above-average long-term equity-based incentive opportunity tied to increases in Shareholder value. The Committee believes this compensation mix is in the best interests of the Shareholders and supports the business and financial objectives of the Company.

BASE SALARY. Executive Officer base salaries at First Security are managed using a structured approach. Each year, the Company participates in formal third-party compensation surveys that provide compensation statistics from over 100 financial institutions, both independent and affiliated, nationwide. Salary data from these surveys are carefully matched by position and adjusted for institutional size, or other appropriate scope measurement, to provide a reliable measure of median executive officer salaries for comparable positions at comparable financial institutions. These market median salaries are used to establish salary ranges within which the Company's Executive Officers' base salaries may be periodically increased based on considerations of performance, experience, and internal equity. (Participants in the two market surveys relied upon most heavily by the Company typically include all, or nearly all, of the companies represented in the KBW index that is used in the cumulative stock performance comparison shown in Table 7, below.)

     The base salary for each Executive Officer is allowed to vary only within a 23% range determined by the appropriate market median salary for his/her position. One of the Company's key salary administration policies is that the market median represents the maximum base salary that any Executive Officer can be paid. The Committee believes it is necessary to maintain salaries within the designated ranges through periods of both strong and weak corporate performance if the Company is to attract and retain top quality executives. In times of excellent corporate performance, Executive Officers may receive substantial supplemental rewards through the short-term and long-term incentives.

     Chief Executive Officer Salary Action. In the January 26, 1998 meeting, the Committee approved an increase in Mr. Eccles' base salary of 9.1%, to become effective April 1, 1998. The Committee considered the general financial performance of the Company and the ongoing success of the Project VISION initiatives in determining this increase. Mr. Eccles' new salary is well below the appropriate market median as determined by internal compensation specialists.

     Other Named Executive Officers. The other five Executive Officers named in Table 2 received increases averaging 5.5%, also effective April 1, 1998. These increases were based on an examination of incumbents' current salaries relative to their salary-range midpoints and our judgment of these Executive Officers' contributions and worth to the Company.

SHORT-TERM INCENTIVES. All the named Executive Officers participate in the Management Annual Cash Incentive Bonus Plan (MACIBP), which pays the named Executive Officers for the achievement of pre-set corporate goals. In 1997, these corporate objectives comprised growth in the Company's net income and performance relative to a peer group for the Company's return on average assets
(ROAA) and total shareholder return (TSR).

     After review and discussion on the merits of the existing plan, the Committee has approved the continuation of MACIBP in 1998, with the following changes.

     Growth in earnings per share (EPS) replaces total shareholder return (TSR). After reviewing a year's experience with TSR, the Committee is not convinced that any method of calculating TSR provides a reliable and incentive-worthy performance indicator. Additionally, the accurate measurement and tracking of TSR relative to a broad peer group is difficult and administratively burdensome. The Committee believes that using EPS, relative to the peer group, will capture the Executive Officers' greatest controllable influence on Shareholder return while providing a more stable, easily monitored measurement.

     A broader peer group will be used for the relative measurements, ROAA and EPS. The Committee believes that an improved measurement of relative performance will be attained by including a greater number of large banking companies in the peer group. Consequently, the companies in the KBW index, which are already utilized in the cumulative stock performance comparison (Table 7, below) and which collectively provide much of the market data used for compensation comparisons, will now be used as the peer group for the MACIBP relative performance measurements. Threshold and Target performance goals for 1998 have been established as the 40th and 60th percentiles, respectively, of the peer group result.

     As in recent years, Target performance for net income will represent full achievement of the annual business plan, Threshold performance is set at 90% of target. Except with specific approval by the Compensation Committee, no bonus will be paid in any category for performance which is below Threshold.

     Chief Executive Officer Bonus. Mr. Eccles is eligible to receive a bonus of up to 75% of his salary-range midpoint for outstanding performance under the MACIBP. Mr. Eccles' bonus is based entirely on the Company's results in the 1997 corporate performance categories outlined above. In 1997 the Company's performance for both net income and ROAA fell between the threshold and target objectives established by this Committee, while the result for TSR was above the target objective but less than the maximum.

     Accordingly, Mr. Eccles earned a 1997 bonus equal to 47.1% of his maximum bonus opportunity, the bonus amount being entirely determined by the relationship of the performance results to the performance targets as stipulated by the terms of the MACIBP.

     Other Named Executive Officers. The other named Executive Officers were eligible in 1997 to earn bonuses of up to 65% of their salary-range midpoints for outstanding performance under MACIBP, with the bonus amounts being entirely determined by the Company's results in the 1997 corporate performance categories outlined above. These five named Executive Officers earned bonuses equal to 47.5% of their maximum bonus opportunities.

LONG-TERM INCENTIVES. On January 26, 1998 the Committee awarded Non-Statutory Stock Options (NSO's) as the only long-term incentive award for Executive Officers. The Company has made these awards to a group comprising all Executive Officers and up to 85 other key executives every year since 1987, with the exception of 1995. The Committee determines the number of NSO's to be granted to this group under the terms of the Comprehensive Management Incentive Plan
(CMIP). The size of these awards is determined by: 1) using information obtained from compensation surveys of comparable financial institutions to assign relative award levels between the different grades, or groups; 2) obtaining an approximate value for each option share awarded using the Black-Scholes model; and 3) adjusting the total number of options awarded until the total direct compensation (salary, bonus, and options) of this entire group approaches the 60th percentile of the appropriate market comparison group.

     Broad-Based Awards. In both 1996 and 1997 the Committee has granted small NSO awards, consisting of 1,152 option-shares (as adjusted for stock dividends), to an additional group of key employees as identified by Management. In 1996 this group comprised about 75 additional employees; in 1997, there were about 300 recipients. For 1998, these awards have been extended to approximately 650 employees, who will each receive 768 shares. We remain convinced that it is in the Company's best interest to expand the influence of equity-based compensation to valued contributors in management, sales and staff positions. We fully expect returns in the form of team building, motivation, and retention to far outweigh the cost of these awards.

     Repricing of Options. The Company has never repriced options. The Compensation Committee has no such intention at this time.

                                 /s/ Thomas D. Dee II, Chair
                                 /s/ Rodney H. Brady
                                 /s/ James Wilson
                                 /s/ G. Frank Joklik


Compensation Committee Interlocks and Insider Participation

     Messrs. Wilson and Brady, members of the Company's Board of Directors' Compensation Committee, through companies with whom each of these Directors is affiliated, had borrowing and other credit transactions with one or more of the Company's subsidiary banks during 1997. The terms of each of these transactions is believed by the Company to have been done in the ordinary course of the subsidiary bank's lending business, and on the same or substantially similar terms to other similar loan or credit transactions with unrelated persons. Specifically, Mr. Brady (or his affiliates) had credit extensions and/or credit commitments during 1997 of approximately $18,000,000; Mr. J. Wilson (or his affiliates) had credit extensions and/or credit commitments during 1997 of approximately $15,000,000.

CERTAIN TRANSACTIONS BY AND WITH MANAGEMENT AND OTHERS

Directors' and Officers' Liability Insurance

     The Company has purchased directors' and officers' liability insurance on behalf of the directors and officers of the Company, as well as the directors and officers of the Company's subsidiaries. The policy was effective on September 30, 1997 and expires on September 30, 1998, and was purchased from Executive Risk Indemnity Company, Inc. Management believes the premium expense for this policy to be worth the protection afforded to its officers and directors.

     This policy will indemnify Directors and Officers of the Company in connection with claims made against them by third parties, including certain claims by Shareholders.

Credit Extensions

     Most of the Directors and Executive Officers of the Company, members of their immediate families, and corporations and other organizations of which they are affiliates, are borrowers from one or more of the Company's subsidiary banks. During 1997, these persons, firms and corporations have had loan transactions with one or more of these banks, all of which were done in the ordinary course of business and were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features to the Company. Specifically, Messrs. Evans, Golden, Hardy, Howell, McMurray, Nelson, Ulbrich,
D. Wilson, and Wood, (or their affiliates) had credit extensions and/or credit commitments during 1997 in excess of $60,000 but less than $500,000; Messrs. Gardner, Kastler, Sorenson, and Watson (or their affiliates) had credit extensions and/or credit commitments during 1997 of $500,000 or more but not in excess of $10,000,000; Messrs. Harris, Heiner, and Parker (or their affiliates) had credit extensions and/or credit commitments during 1997 of $10,000,000 or more but less than $20,000,000; Mr. Maloof (or his affiliates) had credit extensions and/or credit commitments during 1997 of $20,000,000 or more but less than $50,000,000; and Messrs. Beardall, Eccles, Garff, Steele, and Mrs. Huntsman (or their affiliates) had credit extensions and/or credit commitments during 1997 of $50,000,000 or more but less than $100,000,000. None of these outstanding loans or credit commitments are in default, and all are current in all respects as of the date of this Proxy Statement. The Company's subsidiary banks expect to continue to have such transactions on similar terms with Directors and Executive Officers and their affiliates in the future.

Compliance with Section 16 Reporting Obligations

     The Directors and Executive Officers of the Company are required under the Securities Exchange Act of 1934 to file reports with the Securities and Exchange Commission evidencing their ownership of, and their current transactions in, the Company's equity securities. This is a personal obligation of the Executive Officers and Directors. Based on information provided to the Company by its Directors and Executive Officers, it appears that all Directors and Executive Officers have filed these reports timely during 1997.

Employment Agreements

     Messrs. Caughlin, Eccles, Evans, Hardy, Howell, McMurray, Nelson and Ulbrich have entered into agreements with the Company that in the event of a "change of control" of the Company, or the Executive Officer's employer, if different, if the Executive Officer is terminated without cause, or if the Executive Officer's duties are significantly changed, he is entitled to special severance compensation. Such agreements generally provide for a three (3) year employment period following a change of control or the cash equivalent upon termination. Payments received by these officers under these agreements will be offset by certain other payments to be received by these Executive Officers through other plans maintained by the Company. The complete text of these agreements is on file with the Securities and Exchange Commission.

     A Severance Pay Plan is available to Executive Officers who do not have an employment contract providing benefits for certain involuntary terminations of employment. In case of certain involuntary terminations of employment, the basic benefit payable under this Plan is two weeks of pay for each year of service, up to a maximum of 104 weeks of then-current salary. In the event of a change of control of the Company (as defined in the Plan), the benefit is increased to three weeks per year of service, for service in excess of ten years, with a maximum of 104 weeks of then-current salary. This Plan is unfunded, and benefits will be paid out of general corporate funds.

Other Transactions

     During 1997, the Company paid approximately $1.8 million in legal fees to Ray Quinney & Nebeker, a law firm of which Mr. Alonzo Watson, Assistant Secretary of the Company, is a Shareholder and Director.


PRINCIPAL SHAREHOLDERS

     The following Table 6 provides information with respect to any person known to the Company to be the beneficial owner (within the meaning of applicable governmental regulations) of five percent (5%) or more of any class of the Company's voting securities as of the Record Date:

     All numbers of shares and all other share-related numbers used in this Proxy statement reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.
                              (see table next page)

                                     Table 6
                      Principal Shareholders of the Company


==========================================================================================================================
                                        Title of                       Amount and Nature of                    Percent
     Name and Address                    Class                         Beneficial Ownership                    of Class
==========================================================================================================================
First Security Bank, N.A.               Common                     16,889,985 shares,/1/ as Trustee of           9.60%
Trust Group                              Stock                     separate trust accounts
79 South Main Street
Salt Lake City, UT  84111
==========================================================================================================================
/1/ Of the 16,889,985 shares which the Trust Group of First Security Bank, N.A. holds in various fiduciary capacities, it has voting power over 14,995,876 shares (8.52% of the total outstanding shares) and no power to vote the remaining
    1,894,109 shares.
==========================================================================================================================

COMPARATIVE PERFORMANCE OF THE COMPANY'S COMMON STOCK

     Set out in Table 7, below, is a five year comparison and graphic display of the relative performance of $100 invested on January 1, 1992 in the Company's Common Stock and the same amount invested on the same day in the NASDAQ Broad Market Index and in the KBW 50 Index, respectively:

                                     Table 7
                Comparison of Five-Year Cumulative Total Return/1/
         Among First Security Corporation, the NASDAQ Broad Market Index
                              And the KBW 50 Index/2/


=========================================================================================================================
                 INDEX                    1992          1993         1994         1995         1996         1997
=========================================================================================================================
     First Security Corporation          100.00         97.59        89.43       155.25       215.73       406.89
     NASDAQ Broad Mkt. Index             100.00        115.76       112.28       157.68       193.10       236.30
     KBW 50 Index                        100.00        102.74       100.11       160.41       226.91       331.73

/1/ Total Return Assumes Quarterly Reinvestment of Dividends.

/2/ The KBW 50 Index is published by Keefe, Bruyette & Woods, Inc., an investment banking firm specializing in the bank and thrift industry. This index is weighted according to market capitalization and is made up of 50 of the nation's most important banking companies, including all money center and most major regional banks, and is meant to be representative of the price performance of the nation's large banks. Dividends are assumed to be reinvested quarterly. First Security Corporation is included in the KBW 50.


                Comparison of Five-Year Cumulative Total Return

                           [LINE GRAPH APPEARS HERE]

                             [PLOT POINTS TO COME]

PROPOSALS FOR SHAREHOLDER ACTION

Item No. 1: Election of Directors

     The Nominating Committee of the Board has nominated the Directors named below who are standing for election. Nominations for election as a Director will be accepted from any Shareholder pursuant to advance notice provisions contained in the Company's Bylaws. No nominations will be accepted from the floor at the Annual Meeting. Shareholders may obtain a copy of the Bylaw provisions regarding nominations of Directors by writing the Nominating Committee, c/o Brad D. Hardy, Secretary, First Security Corporation, 79 South Main Street, Salt Lake City, Utah 84111.

     The twenty (20) persons named in Table 8, below, have been nominated as Directors by the Board's Nominating Committee for election at the 1998 Annual Meeting, to serve until the next Annual Meeting or until their successors are elected and qualified. The Bylaws of the Company provide for a Board of Directors of 20 members, subject to amendment of such provision by the Directors.

     All duly signed and delivered proxies will be voted FOR the election of ALL of the nominees listed below in the absence of contrary direction. The Directors know of no reason why any nominee listed below may be unable to serve as a Director. If any nominee is unable to serve, the shares present at the 1998 Annual Meeting through proxies will be voted FOR the election of such other person(s) as the Board of Directors may nominate at the Annual Meeting, or the current Directors may conclude to reduce the number of Directors to be elected.

     If all twenty (20) nominees, listed below, are elected at the 1998 Annual Meeting, the composition of the new Board will be sixteen (16) Directors whose principal occupation or employment is and has been outside of First Security Corporation, two (2) Directors who are retired First Security Executive Officers, and two (2) Directors who are currently Executive Officers of the Company.

     All of the nominees, except Dr. Machen and Dr. Papen-Daniel, were elected to their present term of office by a vote of the Shareholders at the 1997 Annual Meeting. Dr. Papen-Daniel and Dr. Machen were elected by the Board of Directors in January, 1998.

     There is set forth below a Table 8 as to each of the twenty (20) nominees of the Nominating Committee for election as a Director of the Company, his/her age, the year he/she first became a Director of the Company, his/her principal occupation, his/her business experience during the past five years, other material officerships or directorships in other companies held at this time, and beneficial stock ownership in the Company as of December 31, 1997. Directors serving on the Executive(*), Audit(+), Compensation(#), or Nominating (@) Committees of the Board of Directors are also so identified:

                                     Table 8
                              Nominees for Director

     All numbers of shares and all other share-related numbers used in this Proxy statement reflect the three-for-two stock split effected by means of a stock dividend of one new share for each two shares held as of February 12, 1998.

*@+JAMES C. BEARDALL, 58, has been a Director of the Company since 1989 and is Chairman of the Board's Audit Committee. He is Chairman, President and Chief Executive Officer of Anderson Lumber Company, and also serves as Chair of the Audit Committee of the Salt Lake Olympic Organizing Committee. At year-end 1997, Mr. Beardall was the beneficial owner of 42,788 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 33,000 stock equivalency units/5/ held in his deferred compensation account.

*@#RODNEY H. BRADY, 65, has been a Director of the Company since 1985. He is President and Chief Executive Officer of Deseret Management Corporation (private holding company for several different businesses). Mr. Brady is also a Director of Bergen Brunswig Corporation (pharmaceuticals), Deseret Mutual Benefit Association (employee benefit insurance) and Management Training Corporation (operator of training centers). At year-end 1997, he beneficially owned 140,756 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 39,339 stock equivalency units/5/ held in his deferred compensation account.

JAMES E. BRUCE, 77, has been a Director of the Company since 1983. He is a retired Chairman and Chief Executive Officer of Idaho Power Company. At year-end 1997, Mr. Bruce beneficially owned 53,015 shares of the Company's Common Stock, including 3,375 option shares exercisable within 60 days, but not yet exercised.

*@#THOMAS D. DEE II, 77, has been a Director of the Company since 1976, and is Chairman of the Board's Compensation Committee1. He is President of The Dee Company (investments). At year-end 1997, Mr. Dee beneficially owned 235,345 shares of the Company's Common Stock.

*@SPENCER F. ECCLES, 63, has been a Director of the Company since 1967. He is Chairman and Chief Executive Officer of the Company and Chairman of the Executive Committee and of the Management Committee. Mr. Eccles serves as a Director of First Security Bank, N.A. Mr. Eccles also serves as a Director of ZCMI (department store chains), Anderson Lumber Company, and Union Pacific Corporation (railroad and operations). At year-end 1997, he was the beneficial owner of 6,711,133 shares of the Company's Common Stock/2/,/3/, including 1,900,430 option shares exercisable within 60 days, but not yet exercised, and 65,948 shares held in his account in the Company's Incentive Savings Plan, and 63 shares of the Company's Preferred Stock. This number of shares is approximately 3.79% of the total outstanding shares of Common Stock at the Record Date.

*@MORGAN J. EVANS, 60, has been a director since 1991. He is President and Chief Operating Officer of the Company and is a member of the Company's Management Committee. Mr. Evans also serves as a Director of First Security Bank, N.A. At year-end 1997, Mr. Evans was the beneficial owner of 723,097 shares of the Company's Common Stock, including 649,658 option shares exercisable within 60 days, but not yet exercised, and 18,174 shares held in his account in the Company's Incentive Savings Plan. This number of shares is approximately 0.41% of the total outstanding shares of Common Stock at the Record Date.

DR. DAVID P. GARDNER, 64, has been a Director of the Company since 1976/1/. He is a former President of the University of California System, and is presently President of the William and Flora Hewlett Foundation and Chairman and Chief Executive Officer of the George S. and Delores Dore Eccles Foundation (philanthropy). Dr. Gardner is also a Director of Fluor Corporation (construction) and of John Alden Financial Corporation. At year-end 1997, Dr. Gardner beneficially owned 23,360/3/ shares of the Company's Common Stock, which number includes 3,514 shares held in a trust established by his deceased spouse as to which Dr. Gardner acts as trustee, and which number includes 6,750 option shares exercisable within 60 days, but not yet exercised, and 5,034 stock equivalency units/5/ held in his deferred compensation account.

ROBERT H. GARFF, 53, has been a Director of the Company since 1996. He is Chief Executive Officer of Garff Enterprises, Inc. (management of a number of automobile dealerships and other enterprises) and is Chairman of the Salt Lake Olympic Organizing Committee. At year-end 1997, Mr. Garff beneficially owned 14,208 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 6,446 stock equivalency units/5/ held in his deferred compensation account.

JAY DEE HARRIS, 80, has been a Director of the Company since 1975. He is the President and a Director of Harris Truck and Equipment, Inc. (construction equipment). At year-end 1997, Mr. Harris beneficially owned 23,268 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 12,723 stock equivalency units/5/ held in his deferred compensation account.

*@+ROBERT T. HEINER, 73, has been a Director of the Company since 1981. He is a retired President and Chief Administrative Officer of the Company. Mr. Heiner is a Director of Management Training Corporation (operator of training centers). At year-end 1997, Mr. Heiner was the beneficial owner of 113,753 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 22,628 stock equivalency units/5/ held in his deferred compensation account.

KAREN H. HUNTSMAN, 60, has been a Director of the Company since 1992. She is a Director and Executive Officer of Huntsman Chemical Corporation (private diversified chemical company). At year-end 1997, Mrs. Huntsman beneficially owned 23,625 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised.

#G. FRANK JOKLIK, 70, has been a Director of the Company since 1981. Mr. Joklik is President and Chief Executive Officer of MK Gold Company (gold exploration and development). He retired as President and Chief Executive Officer of Kennecott Corporation (mining) in 1994. Mr. Joklik is also a director of Cleveland Cliffs, Inc., a company engaged in mining and related businesses, and President and Chief Executive Officer of the Salt Lake Olympic Organizing Committee. At year-end 1997, Mr. Joklik beneficially owned 6,750 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised.

+B.Z. KASTLER, 77, has been a Director of the Company since 1979. Mr. Kastler is a retired Chairman, Chief Executive Officer and Director of Questar Corporation (integrated oil and gas company). He is a Director of Bonneville International Corporation (broadcasting). At year-end 1997, Mr. Kastler beneficially owned 13,799 shares of the Company's Common Stock.

DR. BERNARD D. MACHEN,53, was elected as a Director of the Company by action of the Board of Directors on January 26, 1998. Dr. Machan was installed as the President of the University of Utah on January 1, 1998. Prior to this position, he was a tenured professor at the University of Michigan. At year-end 1997, Dr. Machan was the beneficial owner of no shares of the Company's Common Stock.

JOSEPH G. MALOOF, 42, has been a Director of the Company since 1996. Mr. Maloof is President and Chief Executive Officer of the Maloof Companies of Albuquerque, New Mexico (diversified investments-entertainment). At year-end 1997, Mr. Maloof beneficially owned 7,600,079 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised. The number of shares is approximately 4.32% of the total outstanding shares of Common Stock at the Record Date.

+MICHELE PAPEN-DANIEL, Ph.D., 54, was elected as a Director of the Company by action of the Board of Directors on January 26, 1998. Since 1986, Dr. Papen-Daniel has been engaged in private practice as a psychoanalyst in the Los Angeles area. Since 1992, she has also lectured in psychotherapy as an adjunct professor at Antioch University. From 1996 until its acquisition by the Company in February 1998, Dr. Papen-Daniel was President and a Director of Rio Grande Bancshares, Inc. Subsequent to December 31, 1997, Dr. Papen-Daniel became the beneficial owner of 1,945,577 shares of the Company's Common Stock through the closing of the Rio Grande Bancshares acquisition. The number of shares is approximately 1.11% of the total outstanding shares of Common Stock at the Record Date.

*@+SCOTT S. PARKER, 63, has been a Director of the Company since 1985. He is President of Intermountain Health Care, Inc. (integrated health care provider). At year-end 1997, Mr. Parker beneficially owned 50,052 shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised, and 40,647 stock equivalency units/5/ held in his deferred compensation account.

JAMES L. SORENSON, 75, has been a Director of the Company since 1980. He is Chairman and Chief Executive Officer of Sorenson Development, Inc. (holding company and investments). At year-end 1997, Mr. Sorenson Beneficially owned 6,750 shares of the Company's Common Stock.

HAROLD J. STEELE, 84, has been a Director of the Company since 1959. He is a retired President of First Security Bank of Utah, and is a Director of Anderson Lumber Company. Mr. Steele is married to a cousin of Spencer F. Eccles. At year-end 1997, Mr. Steele beneficially owned 376,590/4/ shares of the Company's Common Stock, including 6,750 option shares exercisable within 60 days, but not yet exercised.

#JAMES R. WILSON, 57, has been a Director of the Company since 1996. He is Chairman, President and Chief Executive Officer and a Director of Thiokol Corporation (aerospace and industrial manufacturing), having been elected President, CEO and a Director in 1993 and Chairman in 1995. Previously he was Executive Vice President of Thiokol. In addition to the Company, Mr. Wilson is also a director of Cooper Industries Inc. (industrial manufacturing), The B.F. Goodrich Company (aerospace and chemicals) and Howmet International Inc. (aerospace and industrial). At year-end 1997, Mr. Wilson beneficially owned 5,708 shares of the Company's Common Stock, and 2,336 stock equivalency units/5/ held in his deferred compensation account.

              /1/ A daughter of Dr. Gardner is married to a son of Mr. Dee.

              /2/ Includes 3,087,659 shares of Common Stock as to which Mr. Eccles has power of attorney or is trustee for living and/or deceased family members and has shared voting and investment powers; but does not include 205,030 shares of the Company's Common Stock owned by the Marriner S. Eccles Charitable Trust, as to which Mr. Eccles serves as a Director and disclaims beneficial ownership; does not include 563,229 shares of the Company's Common Stock owned by the Emma Eccles Jones Foundation, as to which Mr. Eccles serves as a Trustee and disclaims beneficial ownership; and does not include 499,500 shares of the Company's Common Stock owned by the Nora Eccles Treadwell Foundation, as to which Mr. Eccles serves as a Director and disclaims beneficial ownership.

              /3/ Does not include 3,523,807 shares of the Company's Common Stock held of record by the George S. and Dolores Dore Eccles Foundation as to which Messrs. Eccles and Gardner serve as Directors and disclaim beneficial ownership.

              /4/ Includes 324,326 shares of Common Stock owned by Mr. Steele's spouse for which Mr. Steele has voting power, but does not include 205,030 shares of Common Stock of the Company held of record by the Marriner S. Eccles Charitable Trust, of which Mr. Steele is a Director, and as to which shares Mr. Steele disclaims beneficial ownership.

              /5/ Stock equivalency units will always be settled in cash and do not represent voting securities.


Item No. 2:  Proposed Increase in Number of Authorized Shares of Common Stock

     Article IV of the Corporation's Certificate of Incorporation currently authorizes the issuance of 300,000,000 shares of Common Stock with a par value of $1.25 per share, of which there were 175,989,544 shares issued and outstanding as of the Record Date. It is proposed that the authorized Common Stock be increased to 600,000,000 shares, with a par value of $1.25 each. The Certificate of Incorporation also authorizes the issuance of 400,000 shares of Preferred Stock. There are 9,508 shares of Series A Preferred Stock currently issued and outstanding.

     In addition to the 175,989,544 Common shares issued and outstanding at the Record Date, 30,270,000 shares are reserved for use under the CMIP plan, conversions of preferred stock, issuances under the Dividend Reinvestment Plan or the Employee Stock Purchase Plan, or issuance pursuant to existing agreements for the acquisition of certain designated companies or in other publicly announced transactions.

     The Corporation has had two recent three-for two stock splits (1997 and 1998) which have used a significant number of authorized and unissued shares. Additionally, the Corporation is continuing its acquisition strategy and has completed two transactions during the period 1996-1997, in which 5,531,000 shares of the Corporation's Common Stock have been issued. The Corporation has no present plans, agreements or understandings to issue any of the proposed new authorized Common Stock except as described elsewhere in this Proxy Statement, or in otherwise announced transactions.

     The Board of Directors has unanimously approved an amendment to Article IV of the Corporation's Certificate of Incorporation to increase the total authorized Common Stock of First Security Corporation to 600,000,000 shares. There would be no change in the authorized preferred stock. All such shares not heretofore issued and outstanding would be issuable at any time or from time to time by action of the Board of Directors without further authorization from the shareholders unless required pursuant to applicable law or the rules of the National Association of Securities Dealers (NASDAQ) National Market System. Each holder of a share of Common Stock would continue to be entitled to one vote in respect of each share. As in the past, no holder of Common Stock has preemptive rights.

     The Board of Directors considers the proposed increase in the number of authorized shares desirable because it would give the Board the necessary flexibility to issue Common Stock in connection with stock dividends and splits, acquisitions, financings and employee benefits and for other general corporate purposes without the expense and delay incidental to obtaining shareholder approval of an amendment to the Certificate increasing the number of authorized shares at the time of such action, except as may be required for a particular issuance by applicable law or by the rules of any stock exchange on which the Company's securities may then be listed. The shareholders of the Company do not have any preemptive rights with respect to the issuance of any additional shares of Common Stock, and the shares of Common Stock authorized pursuant to this proposal would likewise contain no preemptive rights. Other than in connection with previously announced acquisitions, the Company has no current plans, understandings or agreements regarding stock dividends and splits, acquisitions, financings and employee benefits that would cause the Company to issue any of the additional shares of Common Stock authorized by this proposal.

Dilutive Effect of Issuance of Additional Shares

     The authorization of additional shares of Common Stock pursuant to this proposal will have no dilutive effect upon the proportionate voting power of the present shareholders of the Company. However, to the extent that shares are subsequently issued to persons other than the present Shareholders and/or in proportions other than the proportion that presently exists, such issuance could have a substantial dilutive effect on present Shareholders.

     The Board of Directors of the Company believes, however, that the increased authorized shares will provide several long-term benefits to the Company and its shareholders, including the flexibility to pursue acquisitions in exchange for Common Stock of the Company. While the Company has no specific plans, proposals, understandings or agreements for any such acquisition, other than as previously announced, the issuance of additional shares of Common Stock for an acquisition may have a dilutive effect on earnings per share and book value per share, as well as a dilutive effect on the voting power of existing shareholders. The Company would expect that any such dilutive effect on earnings per share and/or book value per share would be relatively short-term in duration.

Anti-Takeover Effect

     The issuance of additional shares of Common Stock by the Company also may potentially have an anti-takeover effect by making it more difficult to obtain Shareholder approval of various actions, such as a merger. The proposed increase in the number of authorized shares of Common Stock could enable the Board of Directors to render more difficult an attempt by another person or entity to obtain control of the Company, though the Board of Directors has no present intention of issuing additional shares for such purposes and has no present knowledge of any such takeover efforts.

     The Directors do not presently intend to secure any further approval from the Shareholders prior to authorizing or issuing such Common Stock, except for such approval as required by the NASDAQ National Market System or other applicable rules or laws.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE ADOPTION OF THE AMENDMENT TO ARTICLE IV OF THE CERTIFICATE OF INCORPORATION APPROVING THE INCREASE IN THE AUTHORIZED COMMON SHARES OF THE CORPORATION.

OTHER BUSINESS

     Management does not know of any other business to be presented at the Meeting. However, if any other business is presented, it is the intention of the Proxies to vote according to their best judgment with respect to such other business.

     The Company's Annual Report to Shareholders is being sent to you together with this Proxy Statement. That report includes the Company's financial statement and the schedules thereto. Any questions regarding the Annual Report, including a request for the copy that may not have arrived with this Proxy Statement, may be directed to Leslie R. Nelson, Senior Vice President, First Security Service Company, P.O. Box 30006, Salt Lake City, Utah 84130, (801) 246-5048.

DEADLINE FOR SHAREHOLDER PROPOSALS

     If any Shareholder wishes to present a proposal for action at the 1999 Annual Meeting of the Shareholders, the Shareholder must comply with applicable Securities and Exchanges Commission Regulations, including adequate notice to the Company. Any proposal must be submitted in writing by Certified Mail - Return Receipt Requested, to First Security Corporation, Attention: Secretary, 79 South Main Street, Salt Lake City, Utah 84111, on or before December 31, 1998.

     Moreover, the Bylaws of the Company provide notice requirements for any Shareholder nomination or other business. A copy of the applicable Bylaw provisions may be obtained by writing to the Company at the same address. The Bylaws are also an exhibit to the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The Company's filings with the Commission may be accessed through the Commission's web site at www.sec.gov.

     FIRST SECURITY CORPORATION                             PROXY DESIGNATION
     79 SOUTH MAIN STREET                                   AND INSTRUCTION CARD
     SALT LAKE CITY, UTAH 84111


P    THIS PROXY DESIGNATION AND INSTRUCTION IS SOLICITED BY YOUR BOARD OF
R    DIRECTORS
O
X    The undersigned shareholder of First Security Corporation hereby appoints
Y SPENCER F. ECCLES, MORGAN J. EVANS and BRAD D. HARDY, or any one or more of them severally or jointly with full power of substitution, the attorneys and agents of the undersigned to vote as proxy with respect to all shares registered in the name of the undersigned, or which the undersigned would be entitled to vote, at the Annual Meeting of the Shareholders of First Security Corporation to be held at the Joseph Smith Memorial Building, 15
     E. South Temple, Salt Lake City, Salt Lake County, Utah, on Monday the 27th day of April, 1998 at 3:00 p.m. and at all adjournments thereof, provided however, that such vote shall be specified below on the proposals more fully set for the in the First Security Corporation Proxy Statement.

     Election of Directors, Nominees:

     James C. Beardall, Rodney H. Brady, James E. Bruce, Thomas D. Dee, II, Spencer F. Eccles, Morgan J. Evans, Dr. David P. Gardner, Robert H. Gariff, Jay Dee Harris, Robert T. Heiner, Karen H. Huntsman, G. Frank Joklik, B. Z. Kastler, Joseph G. Maloof, Michele Papsen-Daniel, Ph.D., Dr. J. Bernard Muehen, Sean S. Parker, James L. Sorenson, Harold J. Steele, James R. Wilson

     THE SHARES INDICATED ON THIS PROXY INSTRUCTION CARD, WHEN THIS CARD IS PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE ON THE PROXY CARD, THESE SHARES WILL BE VOTED FOR ALL OF THE LISTED NOMINEES FOR DIRECTORS AND FOR ALL PROPOSALS.

     Please mark your
[X]  vote as in the
     example


--------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------
                                   FOR     WITHHELD

1. Election of
   Directors                       [_]       [_]
   (see reverse)

For example vote withheld from the following nominee(s):


-----------------------------------------------------------

                                   FOR     AGAINST     ABSTAIN

2. INCREASE THE NUMBER OF
   AUTHORIZED SHARES OF            [_]       [_]         [_]
   COMMON STOCK TO 600,000,000.
--------------------------------------------------------------------------------


------------------------------------
SPECIAL ACTION

    Discontinue Annual Report    [_]
     Mailing for this Account
------------------------------------

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Proxy Statement and the 1997 Annual Report and executes this Proxy instruction card.

Please sign exactly as name appear(s) herein. Joint owners should each sign. When signing as attorney , executor, administrator, trustee, or guardian, please give full title as such.


---------------------------------------------


---------------------------------------------
  SIGNATURE(S)                     DATE

--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -


                  IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR
                 PROXY AND RETURN IT IN THE ENVELOPE PROVIDED